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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Johnston Industries, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-86414, 33-38359, 33-44669, 33-50100 and 33-73268) on Form S-8 of Johnston
Industries, Inc. of our report dated March 3, 2000, except for Note 21 as to which the date is March 30, 2000, relating to the consolidated balance sheets of Johnston Industries, Inc. and subsidiaries as of January 1, 2000 and January 2, 1999 and the related consolidated statements of operations, comprehensive operations, stockholders' equity, and cash flows for each of the years in the two year period ended January 1, 2000 and the related schedule for the years ended January 1, 2000 and January 2, 1999 which report appears in the January 1, 2000, annual report on Form 10-K of Johnston Industries, Inc.

/s/KPMG LLP
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KPMG LLP

Atlanta, Georgia
April 6, 2000